Exhibit 10.2

08/03/2023
Nathaniel Robinson Via e-mail

Nate,
I am delighted to confirm your expanded role as Executive Vice President, Chief Investment and
Strategy Officer at Cushman & Wakefield. We know that this role progression, responsible for M&A, Strategy, Transformation, Innovation, Sustainability and our Technology/Data team (TDS) will bring new challenges and development to you as you continue to grow and advance your career, and we are excited to see the impact you will continue to make here.
This letter confirms the terms of your position:
•Title: Executive Vice President, Chief Investment and Strategy Officer
•Manager: Michelle Mackay
•Primary Location: 225 W. Wacker Drive, Suite 3000, Chicago, IL 60606
•Employing Entity: Cushman & Wakefield Global, Inc
Effective Date: 07/01/2023
The employment relationship will continue as long as we mutually agree, and may be terminated by either party, without notice, if either party so desires, consistent with the at-will nature of the employment relationship. This letter does not constitute a contract of employment.
COMPENSATION
Your annual salary will be $500,000.00, paid on a bi-weekly basis, less appropriate withholdings and deductions. This position is an exempt position for purposes of the Fair Labor Standards Act.
INCENTIVE COMPENSATION
You will also be eligible for our annual incentive plan. Your target annual bonus is $1,000,000, which will be prorated for partial service in this role in a year. Bonuses are dependent on Company, business unit and individual performance against your goals and objectives and are subject to the discretion and approval of the Company. You must be employed on the payout date to be eligible to receive the payment, as allowed by state or federal law.

ANNUAL EQUITY AWARD
You will be eligible for an annual equity award with an initial target grant date value of $1,000,000. Equity awards are subject to approval from the Board of Directors and depend on Company, business unit and individual performance against goals and objectives. Annual equity awards, if any, are generally awarded in February each year. It is anticipated that your annual equity awards will consist of 50% time-based restricted stock units ("RSUs") vesting 1/3 per year over three years and 50% performance-based restricted stock units ("PSUs") vesting at the end of a 3-year performance period, subject to change at the Board's discretion. The value of this grant and the number of any RSUs or PSUs granted may vary year to year based on your performance, the Company's performance, and at the discretion of the Board. The Company reserves the right to change the terms of these awards at any time, and any equity awards granted to you will be subject in all respects to the terms and conditions of the applicable equity incentive plan and award agreement pursuant to which the awards are granted, which terms will govern and prevail.
CONFIDENTIALITY
The protection of confidential information and trade secrets is essential for both the company's and employees' future security. To protect such information, employees may not disclose any trade secrets or confidential information (defined further in the Company's policies). The Company's Confidentiality Policy is an ongoing obligation, even after employment with the Company terminates. Therefore, you agree for a period of twelve (12) months following the termination of your employment relationship with the Company, subject to applicable law, you will observe and honor the terms and conditions of our Confidentiality and Non-Solicitation Policy.
ADDITIONAL TERMS
As a reminder, your continued employment with Cushman & Wakefield continues to be governed by both our Global Code of Business Conduct and Confidentiality & Non-Solicitation Policy. Acceptance of this new role confirms your agreement to these terms.
•Global Code of Business Conduct
•Confidentiality & Non-Solicitation Policy
Your signature on this offer letter indicates your acknowledgment and acceptance of the provisions set forth above as the full and complete statement of the terms and conditions of your employment with the Company. Any changes to the terms and conditions set forth in this letter must be in writing and signed by both parties.
Congratulations on your new role.

Michelle Mackay
Chief Executive Officer

/s/ Nathaniel Robinson